PRESS RELEASE

Clean Harbors Reports Financial Results
for the Third Quarter of 2007

Company Achieves Record Quarterly Revenue and EBITDA;
Increases Revenue Guidance for Full Year 2007

Norwell, MA — November 7, 2007 — Clean Harbors, Inc. (“Clean Harbors”) (NASDAQ: CLHB), the leading provider of environmental and hazardous waste management services throughout North America, today announced financial results for the third quarter ended September 30, 2007.

For the third quarter of 2007, Clean Harbors reported a 15 percent increase in revenue to a record $245.5 million from $213.9 million reported in the third quarter of 2006.  Income from operations rose 19 percent to $25.9 million from $21.8 million in the third quarter of 2006.  Net income attributable to common stockholders was $12.9 million, or $0.63 per diluted share, for the third quarter of 2007.  This compares with $21.0 million, or $1.02 per diluted share, in the same period of 2006.  The Company’s provision for income taxes was $10.0 million for the third quarter of 2007 and includes $1.5 million, or $0.07 per diluted share, related to the Company’s adoption of Financial Accounting Interpretation No. 48 (“FIN 48”) “Accounting for Uncertainty in Income Taxes” in 2007.  In the corresponding quarter of 2006, the Company recorded a $7.4 million tax benefit associated with the reversal of the valuation allowance on certain net deferred tax assets.  The effective tax rate in the third quarter of 2007 was 44 percent compared with 26 percent in the same period of 2006, excluding the $7.4 million tax benefit.

EBITDA (see description below) increased 8 percent to $38.4 million in the third quarter of 2007, from $35.4 million for the third quarter of 2006.  EBITDA for the third quarter of 2006 benefited from an $8.4 million net change in estimated environmental liabilities.

Comments on the Third Quarter

“Our record financial results for the third quarter highlight the strength and diversity of our business model,” said Alan S. McKim, Chairman and Chief Executive Officer.  “Robust growth, particularly within our Technical Services business segment, enabled us to deliver year-over-year double-digit revenue and EBITDA growth, exclusive of the $8.4 million benefit related to changes in estimated environmental liabilities recorded in the third quarter of 2006.  Landfill volumes remained high in the quarter and utilization at our incinerators, particularly in the U.S., continued to be strong with a favorable product mix.  Additionally, our third-quarter performance benefited from the August acquisition of certain assets formerly owned by Romic Environmental Technologies Corporation, which we integrated during the quarter.  Romic contributed approximately $3.0 million in revenue in the quarter.”

42 Longwater Drive • P.O. Box 9149 • Norwell, Massachusetts 02061-9149 • 781.792.5000 • www.cleanharbors.com

“Driven by an increase in industrial cleaning and maintenance projects, we successfully grew our core Site Services business by approximately $5 million in the quarter, which nearly offset the absence of any substantial emergency response events,” McKim said.  “Consistent with our growth strategy for Site Services, we further expanded our presence in key markets across North America.  We opened three new branches in the quarter, including one former Romic field office.”

“Our third-quarter results underscore the true leverage in our business,” McKim continued.  “Solid sales execution coupled with diligent cost management enabled our EBITDA margin to reach 15.6 percent in the quarter.  Our record performance also was reflected in our cash flow from operations.  Our cash and marketable securities balance grew by nearly $15 million in the quarter to $103 million.  This increase is even more notable in light of the acquisition-related costs we incurred and the semi-annual interest payment on our long-term debt that was made in July.”

Non-GAAP Third-Quarter Results

Clean Harbors reports EBITDA results, which are non-GAAP financial measures, as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP) and believes that such information provides additional useful information to investors since the Company’s loan covenants are based upon levels of EBITDA achieved.  The Company defines EBITDA in accordance with its existing credit agreement, as described in the following reconciliation showing the differences between reported net income and EBITDA for the third quarter and nine months of 2007 and 2006 (in thousands):

	For the three months ended:		For the nine months ended:
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Net income	$12,940	$21,005	$27,629	$35,182
Accretion of environmental liabilities	2,715	2,580	7,743	7,633
Depreciation and amortization	9,814	11,063	27,801	26,296
Loss on early extinguishment of debt	—	—	—	8,290
Interest expense, net	3,022	3,254	9,901	9,303
Provision for (benefit from) income taxes	9,978	(2,585)	22,691	1,579
Other (income) expense	(61)	111	(62)	273
Equity interest in joint venture		(11)	—	(11)
EBITDA	$38,408	$35,417	$95,703	$88,545

Business Outlook and Financial Guidance

“Our outlook remains decidedly positive as we head into the final quarter of 2007 and beyond,” said McKim.  “Our pipeline of business is solid. Also, we are undertaking two key strategic initiatives. First, we are increasing our incineration capacity at several of our commercial hazardous waste facilities over the next 12 to 18 months to help us better capture the growth that we are seeing as a result of captive incinerators closing.  We expect to increase incineration capacity by 10 percent or 50,000 tons at a capital investment of $15 to $20 million.  Secondly, we also plan to construct a new solvent recovery plant at our recently acquired facility in El Dorado, Arkansas that will expand our recycling capabilities.  This project will be completed in late 2008 with a capital investment of approximately $5 million.  We believe that both of these capital projects should deliver a rapid return on invested capital.  Finally, we remain confident in the prospects for our continued growth in Site Services.”

“For the remainder of 2007, we expect continued momentum across all areas of our business,” McKim said.  “As a result, we are raising our revenue guidance for the full year 2007.  We now expect revenue growth in the 12 to 13 percent range year-over-year, compared with previous guidance of 8 to 9 percent, and annual EBITDA growth in line with our initial projections of 12 to 13 percent.”

Based on its results for the first nine months of 2007 and current market conditions, the Company expects fourth quarter 2007 revenue in the range of $243 million to $245 million and EBITDA in the range of $38 million to $39 million.

Conference Call Information

Clean Harbors will conduct a conference call for investors to discuss the information contained in this news release today at 9:00 a.m. (ET).  On the call, Chairman, President and Chief Executive Officer Alan S. McKim and Executive Vice President and Chief Financial Officer James M. Rutledge will discuss Clean Harbors’ financial results, business outlook and growth strategy.

Investors who wish to listen to the third-quarter webcast should visit the Investor Relations section of the Company’s website at www.cleanharbors.com.  The live conference call also can be accessed by dialing (877) 723-9521 or (719) 325-4779 prior to the start of the call.  If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Clean Harbors, Inc.

Clean Harbors, Inc. is North America’s leading provider of environmental and hazardous waste management services.  With an unmatched infrastructure of 49 waste management facilities, including nine landfills, six incineration locations and six wastewater treatment centers, the Company provides essential services to over 45,000 customers, including more than 325 Fortune 500 companies, thousands of smaller private entities and numerous federal, state and local governmental agencies.  Headquartered in Norwell, Massachusetts, Clean Harbors has more than 100 locations strategically positioned throughout North America in 37 U.S. states, six Canadian provinces, Mexico and Puerto Rico.  For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission.  Furthermore, all financial information in this press release is based on preliminary data and is subject to the final closing of the Company’s books and records.

A variety of factors beyond the control of the Company may affect the Company’s performance, including, but not limited to:

•                  The Company’s ability to manage the significant environmental liabilities that it assumed in connection with the CSD and Teris acquisitions;

•                  The availability and costs of liability insurance and financial assurance required by governmental entities relating to our facilities;

•                  The effects of general economic conditions in the United States, Canada and other territories and countries where the Company does business;

•                  The effect of economic forces and competition in specific marketplaces where the Company competes;

•                  The possible impact of new regulations or laws pertaining to all activities of the Company’s operations;

•                  The outcome of litigation or threatened litigation or regulatory actions;

•                  The effect of commodity pricing on overall revenues and profitability;

•                  Possible fluctuations in quarterly or annual results or adverse impacts on the Company’s results caused by the adoption of new accounting standards or interpretations or regulatory rules and regulations;

•                  The effect of weather conditions or other aspects of the forces of nature on field or facility operations;

•                  The effects of industry trends in the environmental services and waste handling marketplace; and

•                  The effects of conditions in the financial services industry on the availability of capital and financing.

Any of the above factors and numerous others not listed nor foreseen may adversely impact the Company’s financial performance.  Additional information on the potential factors that could affect the Company’s actual results of operations is included in its filings with the Securities and Exchange Commission, which may be viewed on the Investor portal of the Company’s Web Page at www.cleanharbors.com.

Contact:

James M. Rutledge	Bill Geary
Executive Vice President and Chief Financial Officer	Executive Vice President and General Counsel
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5130
InvestorRelations@cleanharbors.com

Jim Buckley
Executive Vice President
Sharon Merrill Associates, Inc.
617.542.5300
clhb@investorrelations.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands except per share amounts)

	For the three months ended:		For the nine months ended:
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Revenues	$245,507	$213,903	$689,239	$597,960
Cost of revenues	169,007	151,606	485,893	418,928
Selling, general and administrative expenses	38,092	26,880	107,643	90,487
Accretion of environmental liabilities	2,715	2,580	7,743	7,633
Depreciation and amortization	9,814	11,063	27,801	26,296
Income from operations	25,879	21,774	60,159	54,616
Other income (expense)	61	(111)	62	(273)
Loss on early extinguishment of debt	—	—	—	(8,290)
Interest income	1,166	953	2,713	2,727
Interest expense	(4,188)	(4,207)	(12,614)	(12,030)
Income before provision for (benefit from) income taxes and equity interest in joint venture	22,918	18,409	50,320	36,750
Provision for (benefit from) income taxes *	9,978	(2,585)	22,691	1,579
Equity interest in joint venture	—	(11)	—	(11)
Net income	12,940	21,005	27,629	35,182
Dividends on Series B Preferred Stock	69	69	206	207
Net income attributable to common stockholders	$12,871	$20,936	$27,423	$34,975

Earnings per share:
Basic income attributable to common stockholders	$0.65	$1.07	$1.39	$1.79
Diluted income attributable to common stockholders	$0.63	$1.02	$1.33	$1.70

Weighted average common shares outstanding	19,840	19,587	19,788	19,488
Weighted average common shares outstanding plus potentially dilutive common shares	20,686	20,607	20,715	20,641

*  Provision for income taxes includes $1,518 and $4,173 for the quarter and year-to-date ending 2007 and $318 and $865 for the quarter and year-to-date ending 2006, respectively, for expenses associated with uncertain tax positions.

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(in thousands)

	September 30,	December 31,
	2007	2006
Current assets:
Cash and cash equivalents	$91,856	$73,550
Marketable securities	11,250	10,240
Accounts receivable, net	181,826	169,581
Unbilled accounts receivable	25,229	16,078
Deferred costs	7,499	7,140
Prepaid expenses and other current assets	7,034	9,451
Supplies inventories	22,933	20,101
Deferred tax assets	9,343	9,238
Properties held for sale	908	7,440
Total current assets	357,878	322,819

Property, plant and equipment, net	257,685	244,126

Other assets:
Deferred financing costs	6,325	7,206
Goodwill	21,655	19,032
Permits and other intangibles, net	72,781	65,743
Investment in joint venture	—	2,208
Deferred tax assets	11,752	6,388
Other	4,652	3,286
	117,165	103,863
Total assets	$732,728	$670,808

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’EQUITY

(in thousands)

	September 30,	December 31,
	2007	2006
Current liabilities:
Uncashed checks	$4,724	$11,083
Current portion of capital lease obligations	1,014	1,391
Accounts payable	83,434	81,432
Deferred revenue	30,092	29,409
Other accrued expenses	55,333	56,999
Current portion of closure, post-closure and remedial liabilities	15,803	13,707
Income taxes payable	12,046	4,333
Total current liabilities	202,446	198,354
Other liabilities:
Closure and post-closure liabilities, less current portion	24,085	23,520
Remedial liabilities, less current portion	140,189	136,173
Long-term obligations, less current maturities	120,678	120,522
Capital lease obligations, less current portion	2,045	2,648
Other long-term liabilities	65,102	16,405
Total other liabilities	352,099	299,268
Total stockholders’ equity, net	178,183	173,186
Total liabilities and stockholders’ equity	$732,728	$670,808